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                                                                   Exhibit 10.21

June 29, 2001


Russell Johnson
49 Campbell Lane
Menlo Park, CA 94025

Re:  Separation Agreement Including A General Release

Dear Russ:

     This letter sets forth the terms of our agreement with respect to your separation from employment with RITA Medical Systems, Inc. ("COMPANY").

     Your final date of active employment with Company will be June 30, 2001. As of that date, except as specifically provided in this Agreement, all compensation, including bonuses, and all other benefits and perquisites of employment will cease. You will receive your regular base pay through that date less authorized and required deductions.

     You may elect to continue your medical coverage at the prevailing active employee rate(s) as provided by the Consolidated Omnibus Budget Reconciliation Act of 1986 ("COBRA"). Additional information concerning your COBRA rights will be provided separately.

     If the terms of this Agreement are accepted by you and if you return a fully executed original of this Agreement as described below and all Company property in your possession, as described below, by July 20, 2001, following your compliance with the above conditions, you will be entitled to the following:

     (1) Salary continuation payments in an amount equal to your regular salary as of June 30, 2001 less authorized and required deductions; for a period of two and one half months, from July 1, 2001 until September 14, 2001. These salary continuation payments shall be paid in semi-monthly installments on Company regular paydays. This shall include the use of your accrued vacation time, estimated to be 72 hours by September 14, 2001. Any remaining hours will be paid out with your September 14 pay.

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     (2)  The right to retain the laptop computer currently in your possession, plus access to Company e-mail and voice mail systems through September 14, 2001.

     (3) Continued vacation accrual and stock option vesting through September 14, 2001.

     (4) The Company will continue your health care benefits at the group rate through September 30, 2001. After that time, you may elect to continue them on your own through COBRA.

     In return for the payments and other benefits described above, which you acknowledge exceed the amount to which you otherwise are entitled under Company policies and practices, you and your representatives completely release Company and its present and former directors, officers, and employees from all claims of any kind, known and unknown, which you may now have or have ever had against Company, including claims for compensation, bonuses, severance pay, stock options, and all claims arising from your employment with Company or the termination of your employment, whether based on contract, tort, statute, local ordinance, regulation or any comparable law in any jurisdiction ("Released Claims"). By way of example and not in limitation, the Released Claims shall include any claims arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, and the California Fair Employment and Housing Act, as well as any claims asserting wrongful termination, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, and defamation.

     You acknowledge and understand that the release of claims under the Age Discrimination in Employment Act ("ADEA"), 29 U.S.C. ss.ss. 621-634, is subject to special waiver protection under 29 U.S.C. ss. 626 (f). In accordance with that section, you specifically agree that you knowingly and voluntarily release and waive any rights or claims of discrimination under the ADEA. In particular, you represent that you have carefully read this Agreement in its entirety, that you have had an opportunity to consider fully the terms of this Agreement for twenty-one (21) days and that you have seven (7) days after you sign this Agreement in which to revoke this Agreement, and that you have been advised by Company to consult with an attorney of your choosing in connection with this Agreement, that you have discussed the Agreement with your independent legal counsel, or have had a reasonable opportunity to do so and that you are signing this agreement voluntarily and of your own free will.

                                                                               2

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     You agree that because these releases specifically cover known and unknown claims, you waive your rights under Section 1542 of the California Civil Code, or under any comparable law of any jurisdiction. Section 1542 states:

     "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

     You agree not to disclose any confidential, proprietary or know-how belonging to Company or acquired by you during your employment with Company as described in the Confidential Information And Invention Assignment Agreement ("Non-Disclosure Agreement"). You acknowledge that the Non-Disclosure Agreement entered into by you on June 24,1998 remains in effect after your employment with Company ends.

     You represent that you have returned to Company all Company property (including without limitation, keys to all offices and facilities, mobile telephones, employee handbooks, business cards, client files, corporate credit cards, telephone calling cards, files, sales material) in your possession and you have not retained any reproductions of these items.

     This Agreement shall be governed by the laws of the State of California and the parties in any action arising from this Agreement shall be subject to the jurisdiction and venue of the federal and state courts, as applicable, in the County of Santa Clara, State of California.

     You understand and agree that this Agreement shall be maintained in strict confidence, and that you shall not disclose this Agreement or any of its terms to any other person unless required by law.

     You and the Company further agree that any and all disputes arising out of the terms, interpretation, application, or alleged breach of this Agreement shall be subject to binding arbitration, which shall be conducted in Santa Clara County, California, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, as amended. The costs of the arbitrator shall be shared equally between the parties. If any legal or equitable action or arbitration is necessary to enforce the terms of this Agreement, the prevailing party shall be entitled to a reasonable sum for attorneys' fees and costs.

     You and Company also agree that this letter contains all of our agreements and understandings, and fully supersedes any prior agreements or


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understandings that we may have had regarding the subject matter of this
Agreement.

     Finally, by your signature below, you acknowledge each of the following:
(a) that you have read this Agreement or have been afforded every opportunity to do so; (b) that you are fully aware of the Agreement's contents and legal effect; and (c) that you have chosen to enter into this Agreement freely, without coercion and based upon your own judgment and not in reliance upon any promises made by Company other than those contained in this letter.

     If this letter comports with your understanding of our Agreement, please sign on the line provided below and return the original to Harriet Bell, HR Director in a confidential envelope by July 20, 2001.

                                   Sincerely,

                                   /s/ Donald Stewart
                                   ----------------------------
                                   Donald Stewart, CFO
                                   For RITA Medical Systems, Inc.


     I have read and understand the Agreement above and agree to be bound by its terms and conditions.

/s/ Russell Johnson                                January 21, 2001
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Name                                               Date